Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2009 with respect to the consolidated financial statements of WHX Corporation and Subsidiaries and with respect to the schedules included in the Annual Report on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Amendment No. 1 to the Registration Statement. We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Edison, New Jersey
June 12, 2009